CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
INTELLIGENT MOTOR CARS GROUP, INC.

Intelligent Motor Cars Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members and filed with the minutes of the Corporation, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Corporation shall amend its Certificate of Incorporation, by deleting the Paragraph FOURTH in its entirety and inserting in its place the following:

FOURTH: The amount of the total authorized capital stock of this Corporation is 200,000,000 shares of common stock having $.00l par value.

SECOND: That in lieu of a meeting and vote of the stockholders, the holders of the outstanding shares of common stock not having less than the minimum number of votes which would be necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted, have given their written consent to said amendment in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Gerald Scaizo, its Chief Executive Officer and Michael Magoinick its Assistant Secretary, this 12th day of January, 2005.

Intelligent Motor Cars Group, Inc.

By /s/ Gerald Scalzo
Gerald Scaizo, CEO

(SEAL)

ATTEST:

By: /s/ Michael Magolnick
Michael Magolnick, Assistant Secretary

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:287 PM 01/13/2005
SRV 050032439 - 3466511 FILE